Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY REPORTS SECOND QUARTER RESULTS; NET INCOME INCREASES 224%

NORWALK, CT., January 25, 2006 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the second quarter and the first six months of fiscal year 2006.

Sales for the second quarter of fiscal 2006, the three months ended December 31, 2005, increased 47% to $6,567,000 compared to $4,467,000 in last year’s second quarter and net income for the quarter increased 224% to $897,000 or $0.16 per diluted share compared to $277,000 or $0.05 per diluted share in last year’s second quarter.

For the first half of fiscal 2006, the six months ended December 31, 2005, sales increased 75% to $14,561,000 compared to $8,306,000 last year and net income increased 293% to $1,917,000 or $0.34 per diluted share compared to $488,000 or $0.09 per diluted share last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “The improved results in the second quarter and the first six months of fiscal year 2006 reflect the continued strengthening of the marine seismic market. Major customers for our seismic energy sources have indicated that the demand for their services continues to increase and we expect that the final two quarters of fiscal 2006 will continue to show improvement over last year.”

Mr. Soto added, “To date in fiscal 2006, in addition to receiving increasing orders for (a) replacement parts for our energy sources, (b) energy source monitoring systems and (c) underwater electrical connectors and cables, we have received firm orders for energy source systems which aggregate in excess of $7,500,000. Approximately $3,000,000 of these system orders are scheduled for shipment in our third quarter and $4,500,000 are scheduled for shipment in our fourth quarter.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Sales	$6,567,000	$4,467,000	$14,561,000	$8,306,000
Costs and expenses	5,190,000	4,018,000	11,574,000	7,517,000

Income before income taxes	1,377,000	449,000	2,987,000	789,000
Provision for income taxes	480,000	172,000	1,070,000	301,000

Net income	$897,000	$277,000	$1,917,000	$488,000

Earnings per share (diluted)	$0.16	$0.05	$0.34	$0.09
Average shares outstanding (diluted)	5,628,000	5,515,000	5,618,000	5,500,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
	2005	2004
Assets

Current Assets
Cash and cash equivalents	$5,290,000	$3,582,000
Accounts receivable, net	3,908,000	2,460,000
Inventories	6,202,000	5,063,000
Other	440,000	343,000

	15,840,000	11,448,000

Property and equipment, net	1,793,000	776,000
Goodwill and other	11,142,000	11,171,000

	$28,775,000	$23,395,000

	December 31,
	2005	2004
Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,491,000	$644,000
Accrued expenses	953,000	702,000
Income taxes payable	945,000	90,000

	3,389,000	1,436,000

Deferred income taxes	394,000	55,000

Total liabilities	3,783,000	1,491,000
Stockholders’ equity	24,992,000	21,904,000

	$28,775,000	$23,395,000

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